EXHIBIT 2.2

                               PURCHASE SUPPLEMENT

         Pursuant to Section 2.3(a) of the Net Profits Purchase Agreement dated as of August 6, 2004 (the "NPP Agreement") between Gasco Production Company, a Delaware corporation (the "Company"), Red Oak Capital Management LLC, a Delaware limited liability company ("Red Oak"), MBG, LLC, a Delaware limited liability company ("MBG"), and MBGV Partition, LLC, a Delaware limited liability company ("MBG Partition" and, collectively with MBG and, to the extent provided in Section 2.5(e) of the NPP Agreement, Red Oak, "NPI Purchaser"), the Parties (as defined in the NPP Agreement) hereby enter into this Purchase Supplement as of August 20, 2004 ("Purchase Supplement") for the purpose of the acquisition of Net Profits Interests (as defined in the NPP Agreement) from the Company by the NPI Purchaser and, to the extent specified in Section 2.5(e) of the NPP Agreement, Red Oak. Capitalized terms used in this Purchase Supplement and not defined have the meaning assigned to such terms in the NPP Agreement.

         1.1 Subject Interests. In consideration of the payment of the Purchase Price Payment set forth in Section 2.5 of the NPP Agreement, Company hereby agrees to convey a Net Profits Interest in the Subject Interests described in
Schedule 1 attached hereto ("Conveyed Interests") on the Initial Closing Date and the Subsequent Closing Date. Within 10 days of the date of this Purchase Supplement, Company will file a Conveyance and Security Agreement with respect to the Conveyed Interests listed in Schedule 2 attached hereto. Within 10 days of the Subsequent Closing Date, Company will file a Conveyance and Security Agreement with respect to the Conveyed Interests listed in Schedule 3 attached hereto.

         2.1 Subsequent Closing Date. The Initial Closing Date for the conveyance of the Conveyed Interests listed in Schedule 2 is the date of this Purchase Supplement ("Initial Closing Date") and the Subsequent Closing Date for the conveyance of the Conveyed Interests listed in Schedule 3 shall be the date on which the Company satisfies, or the NPI Purchaser waives, all of the conditions to closing contained in the Letter Agreement attached as Exhibit A, or on such other date as shall be agreed in writing by the parties ("Subsequent Closing Date").

         3.1 Purchase Price Payment. The Purchase Price Payment for the Conveyed Interests will be 25% of the Total Well Construction and Completion Costs of the Conveyed Interests, which is currently estimated to be $7,074,719.00, as specified in the AFE's for each Accepted Well that has been previously delivered to the NPI Purchaser or is being delivered with this Purchase Supplement. The estimated Purchase Price Payment for each Accepted Well included in the Conveyed Interests is set forth in Schedule 4. On the Initial Closing Date, the NPI Purchaser will pay to the Company $3,253,351, reduced by $231,104, as contemplated by Section 2.5(a) of the NPP Agreement. On the Subsequent Closing Date, the NPI Purchaser will pay to the Company $1,537,036. The Purchase Price Payment on the Subsequent Closing Date will be reduced by an amount equal to all NPI Payments that would have been due and payable to the NPI Purchaser through the Subsequent Closing Date assuming that the Conveyance covering the Conveyed Interests listed in Schedule 3 had been made to the NPI Purchaser effective on the date of commencement of production of each Accepted Well listed in Schedule
3. The remaining portion of the Purchase Price Payment will be billed to, and paid by, the NPI Purchaser as contemplated by Section 2.5(b) of the NPP Agreement.

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         4.1 Allocation of Net Profits Interest.  The Net Profits Interest being conveyed to each NPI Purchaser pursuant to the Conveyance is as follows: (a) a 12.375% Net Profits Interest to MBG, (b) a 12.375% Net Profits Interest to MBG Partition, and (c) a .25% net Profits Interest to Red Oak.

         5.1 Bank Accounts. The bank account for wiring Purchase Price Payments to the Company is US Bank National Association, for the account of Gasco Production Company, Account # 1-943-1370-4166, ABA Number 102000021. The bank account for refunding any overpayments of Purchase Price Payments to (a) MBG is M&I Marshall & Ilsley Bank, 1000 North Water Street, Milwaukee, WI 53202, Attention Roger Mjoen, F/C: 89N133312 M Bradley Glass Tr - Road Oak Cap Mgmt, DDA Account # 27006, ABA Number 075000051; (b) MBG Partition is M&I Marshall & Ilsley Bank, 1000 North Water Street, Milwaukee, WI 53202, Attention Roger Mjoen, F/C: 89N134310 M Bradley Partition Tr - Road Oak Cap Mgmt., DDA Account # 27006, ABA Number 075000051; and (c) Red Oak is Post Oak Bank, for the account of Red Oak Capital Management LLC, Account Number 000349, ABA Number 113024957.

         6.1 Use of Proceeds. The Company will use the Purchase Price Payment paid by NPI Purchaser solely to pay Total Well Construction and Completion Costs for each Accepted Well included in the Conveyed Interests as contemplated by
Section 2.4 of the NPP Agreement.



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         IN WITNESS WHEREOF, this Purchase Supplement is executed as of the date first written above.

                                       Gasco Production Company,
                                       a Delaware corporation


                                       By:      /s/ Mark A. Erickson
                                                Name:    Mark A. Erickson
                                                Title:   President


                                       MBG, LLC,
                                       a Delaware limited liability company


                                       By:      /s/ John G. Rocovich, Jr.
                                                Name:    John G. Rocovich, Jr.
                                                Title:   Chairman


                                       MBGV Partition, LLC,
                                       a Delaware limited liability company


                                       By:      /s/ John G. Rocovich, Jr.
                                                Name:    John G. Rocovich, Jr.
                                                Title:   Chairman


                                       Red Oak Capital Management LLC,
                                       a Delaware limited liability company


                                       By:      /s/ James M. Whipkey
                                                Name:    James M. Whipkey
                                                Title:   Managing Director



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